Exhibit 4.06
JOINDER AGREEMENT

December 31, 2021

Reference is hereby made to that certain Transfer Restriction Agreement, dated October 2, 2015 (the “Transfer Restriction Agreement”), among Alphabet Inc., a Delaware corporation, Sergey Brin and his Permitted Entities. Unless otherwise defined herein, terms defined in the Transfer Restriction Agreement and used herein shall have the meanings given to them in the Transfer Restriction Agreement.

Each of the undersigned parties hereby agrees that it is, and shall be deemed to be for all purposes, a Permitted Entity, a Holder and a member of the Holder Group under the Transfer Restriction Agreement, and bound by all of the terms and conditions of the Transfer Restriction Agreement, effective October 2, 2015, as if it were an original signatory thereto.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to the conflict of laws principles thereof which would result in the application of the laws of any other jurisdiction.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by DocuSign, electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Permitted Entities named below have executed this Agreement as of the date set forth above and agree to be bound by the terms of this Agreement applicable to Permitted Entities as Holders and members of the Holder Group.

Alphabet Inc.

/s/ Kathryn Hall
Name:	KATHRYN HALL
Title:	Assistant Secretary

Sergey Brin

/s/ Sergey Brin

Sergey Brin as Trustee SMB Pacific 2021 Charitable Remainder Unitrust I

/s/ Sergey Brin
Name:	SERGEY BRIN
Title:	Trustee

Sergey Brin as Trustee SMB Pacific 2021 Charitable Remainder Unitrust II

/s/ Sergey Brin
Name:	SERGEY BRIN
Title:	Trustee